NEWS

Priority Healthcare Corporation
250 Technology Park
Lake Mary, FL 32746
(407) 804-6700 Fax (407) 804-5675

FOR RELEASE 02/19/04 @ 7:00 A.M. EASTERN

Exhibit 99.1

PRIORITY HEALTHCARE ANNOUNCES RECORD FOURTH
QUARTER AND 2003 ANNUAL RESULTS

Lake Mary, FL, February 19, 2004 – Priority Healthcare Corporation (Nasdaq: PHCC) reported record results for the fourth quarter and fiscal year ended January 3, 2004. For the quarter, sales increased 18% to $397 million, operating earnings grew 22% to $21.9 million, and net earnings increased 19% to $13.8 million. Diluted earnings per share grew 23% to $.32.

For the year, sales increased 22% to $1.46 billion, operating earnings grew 19% to $79.7 million and net earnings increased 16% to $50.6 million. Earnings per share grew 17% to $1.15.

“We are pleased with our record results for the fourth quarter, which concluded another record year for Priority Healthcare,” stated Steve Cosler, President and Chief Executive Officer. “These results were achieved despite continuing sluggish national growth in several of our key specialty pharmacy markets and tighter margins in oncology distribution products. Our performance is validation of the full service specialty model and balanced strategy that we have developed and executed that has enabled us to create new growth platforms in other specialty segments, which continue to provide strong organic growth. It is also a testimony to the dedication of our outstanding group of associates to serving our customers and patients in the delivery of biopharmaceutical products in a cost effective manner.”

“In 2003, we added five new key products to our portfolio, which included entry into two new specialty segments, ophthalmology and dermatology. The acquisition of Sinus Pharmacy added another new specialty segment in otolaryngology. We also added significant new initiatives with a large national retailer, as their specialty pharmacy provider, and Schering Plough Corporation, as the administrator of the Commitment-to-Care program. Our leadership position in the industry was recognized by our addition to the NASDAQ Biotechnology Index in November,” stated Mr. Cosler.

In commenting on certain financial aspects of the quarter, Steve Saft, Chief Financial Officer, stated, “Our 18% sales increase for the fourth quarter was virtually all organic growth. We are satisfied with this sales increase in light of the challenges with several of our key markets on a national basis. We are also pleased that our gross profit increased 30 basis points to 11.2%, sequentially, from the third quarter. Our increase in operating earnings of 22% for the quarter is very strong. As a reminder, 2003 was a 53-week fiscal year for Priority Healthcare, and thus, the fourth quarter of 2003 was a 14-week quarter.”

“Our balance sheet remains strong with $63 million in cash and marketable securities and no debt. Trade DSO’s were 40 days, a decrease of 2 days sequentially from the third quarter, representing continued strong management of our collections. Our return on committed capital and invested capital for the quarter was 53% and 32%, respectively, which we believe is among the highest in the industry,” stated Mr. Saft.

Mr.Cosler concluded, “We continue to be encouraged by the momentum of both manufacturers and payors to partner with the specialty channel for the distribution of biopharmaceutical therapies. We have a very active pipeline of opportunities, including acquisitions and strategic relationships, that we are developing to increase the breadth of our portfolio of products and services. Based on this activity, investment in our infrastructure will continue in 2004, including the implementation of COMPASS, the Oracle based system we are developing specific to the unique requirements of our specialty customers. The system installation should be completed by the middle of the fourth quarter. We are hopeful that we will see national recovery of hepatitis and infertility growth in the second half of the year and into 2005. We also believe that the recent changes in Medicare oncology reimbursement will create long term opportunities for us. Along with our new opportunities and ability to leverage our infrastructure, 2004 should be a solid year and position us well for an even stronger 2005.”

As previously announced, a web cast of the company’s conference call to review the financial results is available on Priority Healthcare’s website, www.priorityhealthcare.com, live at 9:00 AM Eastern today. A replay of this conference call will be available on the company’s website approximately two hours after the event for a two week period.

About Priority Healthcare Corporation

Priority Healthcare Corporation is a national specialty pharmacy and distributor that provides biopharmaceuticals, complex therapies, and related disease treatment services. Priority Healthcare provides comprehensive programs for patients, payors, physicians, and pharmaceutical manufacturers for a growing number of disease states including cancer, hepatitis C, respiratory and pulmonary conditions, infertility, rheumatoid arthritis, hemophilia, multiple sclerosis, and macular degeneration.

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.

For further information:
Financial:
Stephen Saft, Chief Financial Officer
(407) 804-6700

Media:
Kirsten Ayars, Public Relations Manager
(407) 804-5826

PRIORITY HEALTHCARE CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (000's omitted, except share data) (unaudited)
	Year ended January 3, 2004	Year ended December 28, 2002	Three-month period ended January 3, 2004	Three-month period ended December 28, 2002
Net sales	$1,461,811	$1,200,391	$396,920	$336,926
Cost of products sold	1,299,948	1,063,181	352,498	297,780

Gross profit	161,863	137,210	44,422	39,146

Selling, general and administrative expense	77,932	64,959	21,426	18,067
Impairment of fixed asset	--	2,386	--	2,386
Depreciation and amortization	4,273	2,760	1,136	780

Earnings from operations	79,658	67,105	21,860	17,913

Interest income	1,302	2,632	244	586

Earnings before income taxes	80,960	69,737	22,104	18,499

Provision for income taxes	30,360	26,151	8,289	6,937

Net earnings	$50,600	$43,586	$13,815	$11,562

Earnings per share:
Basic	$1.17	$1.00	$.32	$.27
Diluted	$1.15	$.98	$.32	$.26
Weighted average shares outstanding:
Basic	43,362,614	43,699,208	43,258,876	43,452,655
Diluted	43,930,042	44,384,665	43,813,506	44,070,437

PRIORITY HEALTHCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (000's omitted)
	(unaudited) January 3, 2004	December 28, 2002
Cash and cash equivalents	$47,719	$37,031
Marketable securities	15,317	46,337
Receivables, net	172,206	163,688
Finished goods inventory	117,218	108,604
Other current assets	20,642	17,888
Fixed assets, net	29,780	13,749
Other assets	111,127	97,565

Total assets	$514,009	$484,862

Current liabilities	$164,663	$188,114
Long-term debt	--	--
Other liabilities	6,437	2,321
Shareholders' equity	342,909	294,427

Total liabilities and shareholders' equity	$514,009	$484,862